                                               Fred Festa
                                               President and COO

[GRACE LOGO OMITTED]

                                               W. R. Grace & Co.
                                               7500 Grace Drive
                                               Columbia, MD 21044

                                               Voice:  (410) 531-4406
                                               Fax:    (410) 531-4414
                                               email:  fred.festa @grace.com

                                               April 27, 2005

Mr. David B. Siegel
c/o W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044

Dear David:

As discussed, after you retire as Senior Vice President, General Counsel, and
Chief Restructuring Officer of W. R. Grace & Co. and W. R. Grace & Co. - Conn.
("Grace") on April 26, 2005, you have agreed to continue to provide consulting services to Grace. The primary scope of your services will involve assisting
Grace with pending litigation and its Chapter 11 reorganization. You may also be requested to provide additional services related to other responsibilities you currently have as an officer of Grace.

In performing your services, you will report to Fred Festa and Mark Shelnitz, who will provide guidance regarding the services that will be performed under this letter agreement. You will provide services hereunder as an independent contractor, with no authority to bind the Company to any agreement or arrangement. As a consultant hereunder, you will not supervise any Grace employee and no Grace employee will report to you.

You commit to providing 900 hours of service during each 12 month period during the term of this agreement, commencing on each May 1 and ending on the following
April 30, initially commencing on May 1, 2005 (each such 12 month period is referred to as a "Consulting Year"). It is anticipated that you will work, on average, approximately 20 hours per week for 45 weeks each Consulting Year; some weeks may involve significantly less hours and some weeks may involve significantly more hours. In consideration for your services pursuant to this agreement, you will be paid a monthly amount (the "Consulting Fee") of $37,500 per month, payable monthly (provided that the Consulting Fee for the last calendar month during the term hereof shall be prorated

Mr. David B. Siegel
April 27, 2005

for the number of days in such month prior to the termination date). You will report your hours to Mr. Shelnitz on a monthly basis, in a form agreeable to you and Mr. Shelnitz. In the event that Grace requests that you perform services in excess of 900 hours in any Consulting Year and you in fact perform such services, you will be paid $500 for each hour over 900 hours that you perform services during the applicable Consulting Year, payable in a lump sum within 30 days after you submit a final accounting of your hours to Mr. Shelnitz for such
Year.

The Consulting Fee (and any additional compensation paid to you for working excess hours during any Consulting Year or portion thereof) will be paid to you as an independent contractor, and you will be responsible for all tax reporting and payments generally associated with payments to independent contractors in accordance with the Federal Self-Employment Contributions Act and other applicable laws. During the term of this letter agreement, you will also continue to retain use of your company-provided car on the same terms and conditions that it is currently being provided to you. However, you will not receive any other employee benefits or other employee or officer perquisites from Grace in conjunction with your services hereunder or as a result of your receipt of the Consulting Fee, except as specifically provided below.

While you are a consultant hereunder, Grace will provide you with a computer and secretarial (from its Columbia offices) and business telephone services, which would generally be helpful to you in performing your duties as a consultant. In general, you will determine the location and manner in which you will perform services hereunder, except in cases where you are specifically requested to attend meetings relating to such services. If you are required to travel away from home in order to attend meetings or otherwise perform any duties pursuant to this agreement, Grace will, of course, reimburse you for reasonable business expenses related to such travel.

The term of this letter agreement will commence on May 1, 2005. Either you or
Grace may terminate this letter agreement upon 60 days written notice. The
Consulting Fee shall cease to accrue immediately upon your ceasing to provide services hereunder, regardless of the reason for such cessation. However, if the term of your consulting arrangement hereunder terminates on a date that is not the last day of a full Consulting Year (i.e., any date other than April 30), then, in addition to your Consulting Fee during such last Consulting Year, you will also be paid $500 for all hours that you work during such last Consulting
Year in excess of the result of the following calculation: (Number of days during such last Consulting Year prior to the day after the last day of your consulting arrangement hereunder divided by 365) x 900 hours.

Notwithstanding the forgoing or any other provision of this letter agreement, however, you agree that, without the prior written consent of Mr. Festa or Mr.
Shelnitz, you shall not at any time (during the term of this letter agreement or thereafter) disclose, or use for your own benefit or purposes, or for the benefit or purposes of any other person or business organization, any information or data belonging to, or relating to, the affairs of

Mr. David B. Siegel
April 27, 2005

Grace (or its affiliates or subsidiaries), including but not limited to information related to the Chapter 11 proceeding, which you receive pursuant to your performance of duties and services under this letter agreement
("Confidential Information"). (Information that is in, or hereafter enters, the public domain through no fault of yours is not, however, to be considered
Confidential Information under this letter agreement.) Finally, this provision regarding Confidential Information shall not supercede, but shall be in addition to, any other confidentiality agreement or understanding between you and Grace
(or any of its affiliates or subsidiaries) as a result of your status as a former employee of any such entity or otherwise.

Grace will, to the maximum extent permitted by applicable law, indemnify you and hold you harmless from and against any and all losses and liabilities you may incur as a result of your performing services under this letter agreement. Such indemnification shall be in addition to any indemnification granted or available to you as a former employee or executive of Grace.

This letter agreement is subject to the approval of the Delaware Bankruptcy
Court. Grace intends to file a motion for approval of this letter agreement on or before May 23, 2005, so that the motion may be considered at the June 27,
2005 omnibus hearing.

If you agree with the terms of this letter agreement, please sign where indicated below and return a signed copy to W. Brian McGowan.

We are pleased that you have agreed to have a continuing role with Grace and look forward to working with you in the future.

Sincerely,

AGREED:

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DAVID B. SIEGEL

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Date: